UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amended Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities And Exchange Act of 1934

Date of Report: April 11, 2000.

Consolidated Medical Management, Inc.
(Exact name of Registrant as specified in its charter)


     Montana                         2-89616               82-0369233
(State or other Jurisdiction          (Commission          (IRS Employer
     of incorporation)               File Number)         Identification No.

11829 Florida Blvd., Baton Rouge, LA                         70815
(address of principal executive offices)                    (Zip Code)

Registrants Telephone number, including area code:  (225) 226-9584

Item 4. Changes in Registrant's Certifying Accountant.

     (a) The Registrant's Certifying Accountant, Roberts, Cherry & Company, P.O. Box 4278, Shreveport, LA 71134-0278, has declined to further represent the company as a result of the accounting firms outstanding invoice which negatively affected the firms ability to remain independent. The resignation of the accountants will not impair the company's ability to comply with the reporting requirements of the Securities And Exchange Commission or any other governmental agency.

Roberts, Cherry & Company's report on the registrant's financial statements for the two most recent fiscal years ended December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for their concern that the company's operating losses and deficits in stockholders equity raised substantial doubt as to the registrant's ability to continue as a going concern.

As of December 31, 1998 and during the registrant's two most recent fiscal years ended December 31, 1998 and the subsequent periods preceding the resignation of Roberts, Cherry & Company there were no disagreements with Roberts, Cherry & Company on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Roberts, Cherry & Company would have caused Roberts, Cherry & Company to make reference to the subject matter of the disagreements in connection with its reports.

The Company has appointed the firm of Clyde Bailey P.C. in San Antonio, Texas as the new principal audit firm for the year ended December 31, 1999.

Item 7. Financial Statements and Exhibits

     (c) Exhibits
          Letter regarding change in Certifying Accountants.

SIGNATURES

In accordance with the Requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Medical Management, Inc.

               /S/
Douglas M. Kemp, President and CEO

Date: April 11, 2000

EXHIBIT

ROBERTS, CHERRY & COMPANY
Certified Public Accountants, Consultants


April 11, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen:

We have been furnished with a copy of item 4 of Amended Form 8-K for the event that occurred on February 28, 2000, to be filed by our former client Consolidated medical Management, Inc. We agree with the statements made in response to that item insofor as they relate to our firm.

Very truly yours
Roberts, Cherry & Company
A Corporation of Certified Public Accountants

     /s/
J. Thomas Simms, III